Exhibit 10.4
RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of June 29, 2020 (the “Date of Grant”), is entered into by and between GUESS?, INC., a Delaware corporation (the “Company”), and Paul Marciano (the “Grantee”).

RECITALS

WHEREAS, the Company maintains the Guess?, Inc. 2004 Equity Incentive Plan (as Amended and Restated as of May 19, 2017) (the “Plan”).

WHEREAS, the Compensation Committee of the Company’s Board (the “Committee”) has determined to grant a restricted stock unit award (this “Award”) to the Grantee under the Plan in order to increase Grantee’s participation in the success of the Company;

NOW, THEREFORE, the parties hereto agree as follows:

1.
Definitions; Incorporation of Plan Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. This Award and all rights of the Grantee under this Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. Except as specifically provided in this Agreement, in the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern.

2.
Grant of Restricted Stock Units. The Company hereby grants to the Grantee as of the Date of Grant (set forth above) a right to receive 310,881 shares of the Company’s common stock subject to the terms, conditions, and restrictions set forth herein (the “Restricted Stock Units”). As used herein, the term “Restricted Stock Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Grantee if such Restricted Stock Units vest pursuant to this Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. The Grantee shall have no rights as a shareholder of the Company, no dividend rights (except as expressly provided in Section 4 with respect to Dividend Equivalent Rights) and no voting rights with respect to the Restricted Stock Units and any shares of Common Stock underlying or issuable in respect of such Restricted Stock Units (“Award Shares”) until such shares of Common Stock are actually issued to and held of record by the Grantee. This Award, together with the other equity award previously granted to Grantee on June 11, 2020, is in complete satisfaction of the Grantee’s right, if any, to receive equity-based awards from the Company with respect to the Company’s 2021 fiscal year.

3.	Vesting.

A.
If both the Licensing Segment Earnings from Operations Threshold and the Earnings from Operations Threshold (each as determined pursuant to Section 3(B)) are achieved for the Performance Period then, except as otherwise expressly provided in Sections 7 and 8 herein, this Award shall vest as to (i) one-third of the Restricted Stock Units on January 30, 2021 (the “First Tranche”), (ii) one-third of the Restricted Stock Units on January 30, 2022 (the “Second Tranche”), and (iii) one-third of the Restricted Stock Units on January 30, 2023 (the “Third Tranche”); provided that Grantee has been continuously in Service with the Company from the Date of Grant through each applicable vesting date. If either (but not both) the Licensing Segment Earnings from Operations Threshold or the Earnings from Operations Threshold (each as determined pursuant to Section 3(B)) is achieved for the Performance Period then, except as otherwise expressly provided in Sections 7 and 8 herein, this Award shall vest as to (i) one-sixth of the Restricted Stock Units on January 30, 2021 (the “First Tranche”), (ii) one-sixth of the Restricted Stock Units on January 30, 2022 (the “Second Tranche”), and (iii) one-sixth of the Restricted Stock Units on January 30, 2023 (the “Third Tranche”); provided that Grantee has been continuously in Service with the Company from the Date of Grant through each applicable vesting date. Except as specifically provided herein, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting. As used herein, the term “Service” means employment by the Company or service to the Company as a member of the Board.

B.
No portion of this Award shall vest notwithstanding satisfaction of the continued Service requirement for vesting described in Section 3(A) above unless the Committee certifies, following the end of the Company’s 2021 fiscal year, that the Company achieved (i) Licensing Segment Earnings from Operations (as defined below) for the Company’s 2021 fiscal year (the “Performance Period”) equal to or above the level established by the Committee with respect to the Award in connection with the grant of the Award (the “Licensing Segment Earnings from Operations Threshold”) or (ii) Earnings from Operations (as defined below) for the Performance Period equal to or above the level established by the Committee with respect to the Award in connection with the grant of the Award (the “Earnings from Operations Threshold”).

C.
If either a Change in Control or the death or Disability (as defined below) of the Grantee occurs before the last day of the Performance Period, the performance-based requirements of Sections 3(A) and 3(B) shall be deemed met as of the date of such event.

D.
If both the Licensing Segment Earnings from Operations Threshold and the Earnings from Operations Threshold are not met for the Performance Period (and Section 3(C) does not apply), this Award and the Restricted Stock Units subject hereto shall terminate and be cancelled as of the last day of the Performance Period. If either (but not both) the Licensing Segment Earnings from Operations Threshold or the Earnings from Operations Threshold is not met for the Performance Period (and

Section 3(C) does not apply), fifty percent (50%) of the total number of Restricted Stock Units subject to this Award (rounded to the nearest whole number) shall terminate and be cancelled as of the last day of the Performance Period.

E.
For purposes of this Award, “Disabled” and “Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles the Grantee to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the Code.

For purposes of this Award, “Licensing Segment Earnings from Operations” means: the Company’s earnings from operations derived from the Company’s Licensing Segment for the Performance Period as calculated in accordance with generally accepted accounting principles (“GAAP”), but adjusted (without duplication and to the extent that the particular item would have otherwise impacted Licensing Segment Earnings from Operations for such period) to exclude the financial statement impact of the following items: (a) $12.3 million of inventory charge accrued for China during the first quarter of fiscal year 2021, (b) any positive or negative charges or accruals incurred for the Performance Period for litigation matters, but only where such charges or accruals for any particular matter exceed $500,000 for the Performance Period, (c) any professional service and legal fees and related costs excluded from the Company’s adjusted results for the Performance Period, as reflected in the Company’s press release financials for such period, (d) reorganization charges incurred for the Performance Period, including employee severance related costs, store and other real estate closure related costs and professional fees, (e) impairment charges (including, but not limited to stores, ROU, goodwill and other assets), (f) changes in accounting standards or methods that are implemented during the Performance Period in accordance with GAAP (to the extent not taken into account by the Committee when it established the goals), and (g) acquisitions, costs associated with such acquisitions, and the costs incurred in connection with potential acquisitions that are required to be expensed under GAAP, in each case for the Performance Period.
For purposes of this Award, “Earnings from Operations” means: total Company earnings from operations for the Performance Period as calculated in accordance with GAAP, but adjusted (without duplication and to the extent that the particular item would have otherwise impacted Earnings from Operations for such period) to exclude the financial statement impact of the following items: (a) $12.3 million of inventory charge accrued for China during the first quarter of fiscal year 2021, (b) any positive or negative charges or accruals incurred for the Performance Period for litigation matters, but only where such charges or accruals for any particular matter exceed $500,000 for the Performance Period, (c) any professional service and legal fees and related costs excluded from the Company’s adjusted results for the Performance Period, as reflected in the Company’s press release financials for such period, (d) reorganization charges incurred for the Performance Period, including employee severance related costs, store and other real estate closure related costs and professional fees, (e) impairment charges (including, but not limited to stores,

ROU, goodwill and other assets), (f) changes in accounting standards or methods that are implemented during the Performance Period in accordance with GAAP (to the extent not taken into account by the Committee when it established the goals), and (g) acquisitions, costs associated with such acquisitions, and the costs incurred in connection with potential acquisitions that are required to be expensed under GAAP, in each case for the Performance Period.

4.
Dividend Equivalents. If a cash dividend is paid with respect to the Common Stock while any Restricted Stock Units subject to the Award are outstanding, the Grantee shall be credited with an amount in cash equal to the dividends the Grantee would have received if he had been the owner of the shares of Common Stock subject to such outstanding Restricted Stock Units; provided, however, that no amount shall be credited with respect to shares that have been delivered to the Grantee as of the applicable dividend record date. Any amounts credited under this Section 4 (“Dividend Equivalents”) shall be subject to the same terms and conditions as the Restricted Stock Units to which they relate and shall vest and be paid (or, if applicable, be forfeited) at the same time as the Restricted Stock Units to which they relate.

5.
Delivery of Shares. Except as otherwise provided in Section 8 below with respect to a Change in Control, the Company shall deliver or cause to be delivered to the Grantee the number of Award Shares subject to the First Tranche that vest pursuant to the terms hereof within ten days following certification by the Committee of the satisfaction of the performance criteria set forth in Section 3(B) (and in no event later than 74 days following the end of the Performance Period), the number of Award Shares subject to the Second Tranche that vest pursuant to the terms hereof on (or within three business days following) January 30, 2022 and the number of Award Shares subject to the Third Tranche that vest pursuant to the terms hereof on (or within three business days following) January 30, 2023. Any Dividend Equivalents described in Section 4 above related to such Award Shares shall be paid in cash at the same time as the delivery of the Award Shares under this Section 5. Notwithstanding the foregoing, in the event of the Grantee’s death or Disability (as such term is defined for purposes of Section 409A of the Code), then such shares shall be settled as soon as administratively practicable after (and in all events within 90 days after) such event.

6.
Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Company’s Common Stock contemplated by Section 16(b) of the Plan, the Committee will make adjustments, if appropriate, in the number of Restricted Stock Units and the number and kind of securities subject to the Award.

7.
Effect of Certain Cessations of Service. The continued Service vesting requirement set forth under Section 3(A) of this Award shall be deemed to be satisfied, and any then-outstanding Restricted Stock Units shall be deemed vested, in the event of the Grantee’s Disability or death while in Service. For purposes of clarity, any Restricted Stock Units that vest pursuant to the preceding sentence shall still be paid at the applicable time set forth in Section 5. If the Grantee’s Service terminates for any other reason, this Award and the Restricted Stock Units subject hereto, to the extent outstanding and unvested as of the date of such termination of Service, shall terminate and be cancelled as of the date of such termination of Service. Sections 14(a) and 14(b) of the Plan shall not apply to the Award.

8.
Change in Control. Notwithstanding anything to the contrary in Section 3, Section 5 or Section 7 of this Agreement or any provision of the Plan, the following provisions shall apply upon a Change in Control:

A.
If a Change in Control occurs and the then-outstanding and unvested portion of this Award is not continued following such event or assumed or converted into restricted stock units of any successor entity to the Company or a parent thereof (the “Successor Entity”), the continued Service vesting requirement set forth under Section 3(A) of this Award shall be deemed to be satisfied, the outstanding Restricted Stock Units subject to such portion shall be deemed vested, and such Restricted Stock Units shall be settled at the time(s) otherwise provided in Section 5; provided that if such Change in Control constitutes a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code (a “Section 409A Change in Control”), outstanding and vested Restricted Stock Units (including any that vest pursuant to the foregoing provisions of this sentence) and related Dividend Equivalents shall be settled upon or as soon as practicable after the date of such Change in Control to the extent such acceleration of payment can be made in accordance with Treas. Reg. §1.409A-3(j)(4)(ix) (or other exemption from the general prohibitions on accelerations of payments under Section 409A of the Code) and not result in any tax, penalty or interest under Section 409A of the Code. In connection with any such Change in Control where payment of outstanding Restricted Stock Units subject to the Award will not be made in connection with the Change in Control, the Committee may make provision for such Restricted Stock Units to become payable in cash based on the Fair Market Value of a share of Common Stock at the time of such Change in Control (with interest for the period from the date of such Change in Control to the applicable payment date at such rate as determined by the Committee based on the interest earned by interest bearing, FDIC insured deposits) as opposed to being payable in securities.

B.
If the then-outstanding and unvested portion of this Award is continued following such event or is assumed or converted into restricted stock units of any Successor Entity, the continued Service requirement set forth in Section 3(A) above (and the accelerated vesting provisions set forth in Section 7 above) shall continue to apply following such Change in Control, and any portion of the Award that vests pursuant to such provisions shall be settled as provided in Section 5 of this Agreement.

Section 17 of the Plan shall not apply with respect to the Award.

9.
Restrictions on Transfer. The Grantee may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Grantee’s right hereunder to receive Award Shares, except as otherwise provided in the Committee’s sole discretion consistent with the Plan and applicable securities laws.

10.	Taxes.

A.
The settlement of this Award is conditioned on the Grantee making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local or foreign taxes as may be required under applicable law.

B.
It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Grantee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Grantee.

C.
If the Grantee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Grantee’s “separation from service” (as such term is defined for purposes of Code Section 409A), the Grantee shall not be entitled to any payment or benefit pursuant to this Award until the earlier of (i) the date which is six (6) months after the Grantee’s separation from service for any reason other than death, or (ii) the date of the Grantee’s death. The provisions of this Section 10(C) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Grantee upon or in the six (6) month period following the Grantee’s separation from service that are not so paid by reason of this Section 10(C) shall be paid (without interest, except as otherwise provided for in Section 8(A)) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Grantee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Grantee’s death). For avoidance of doubt, Dividend Equivalents under Section 4 shall continue to be credited during the period of such six-month delay until the vested Restricted Stock Units are actually settled.

11.
Compliance. The Grantee hereby agrees to cooperate with the Company, regardless of Grantee’s employment status with the Company, to the extent necessary for the Company to comply with applicable state and federal laws and regulations relating to the Restricted Stock Units.

12.
Notices. Any notice required or permitted under this Agreement shall be deemed given when personally delivered, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee either at the address on record with the Company or such other address as may be designated by Grantee in writing to the Company; or to the Company, Attention: Stock Plan Administration, 1444 South Alameda Street, Los Angeles, California 90021, or such other address as the Company may designate in writing to the Grantee.

13.
Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

14.
Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to Delaware or other laws that might cause other law to govern under applicable principles of conflicts of law.  For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Los Angeles County, or the federal courts for the United States for the Central District of California, and no other courts, where this Agreement is made and/or to be performed.

15.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future restricted stock or restricted stock units that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.	Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by both parties.

18.
Agreement Not a Contract of Employment. Neither the grant of the Restricted Stock Units, this Agreement nor any other action taken in connection herewith shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is an employee of the Company or any subsidiary of the Company.

19.
Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.

20.	Termination of this Agreement. Upon termination of this Agreement, all rights of the Grantee hereunder shall cease.

21.
Clawback Policy. This Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired in respect of the Award).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set his or her hand as of the date and year first above written.

GUESS?, INC.,
a Delaware corporation

By: /s/ Jason T. Miller

Print Name: Jason T. Miller

Its: General Counsel and Secretary

GRANTEE

/s/ Paul Marciano
Signature

Paul Marciano
Print Name

Employee ID

MARITAL STATUS
☐ I AM NOT MARRIED.
☐ I AM MARRIED AND HAVE INFORMED MY SPOUSE OF THIS EQUITY GRANT. (Please have your spouse sign the Consent of Spouse section below.)

GRANTEE

Signature

Print Name

CONSENT OF SPOUSE
In consideration of the execution of the foregoing Restricted Stock Unit Agreement by Guess?, Inc., a Delaware corporation, I, _____________________________, the spouse of the Grantee therein named, do hereby join with my spouse in executing the foregoing Restricted Stock Unit Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated:

Signature of Spouse

Print Name